Exhibit 15.4 – Actuary Consent – Aon Switzerland Ltd February 20, 2025 The Board of Directors HSBC Bank plc CONSENT OF AON SWITZERLAND LTD Aon Switzerland Ltd consents to be named as valuation actuary of the HSBC Switzerland Pension Scheme in the annual report on Form 20-F for the year ended December 31, 2024 of HSBC Bank plc and to the incorporation by reference to references to us in the registration statement on Form F-3 no. 333-267182 of HSBC Bank plc. Yours sincerely, /s/ Erin Peters Erin Peters Erin Peters Principal Consultant /s/ Jean Netzer Jean Netzer Jean Netzer Head Consulting Romandie Aon Switzerland Ltd Vulkanstrasse 106 8048 Zurich Switzerland +41 58 266 12 11